STRYKER REPORTS THIRD QUARTER 2014 RESULTS AND 2014 OUTLOOK

Kalamazoo, Michigan - October 16, 2014 - Stryker Corporation (NYSE:SYK) reported operating results for the third quarter of 2014:

Net sales grew 11.1% to $2.4 billion

•	Reconstructive 8.5%

•	MedSurg 16.3%

•	Neurotechnology and Spine 6.5%
Reported diluted net earnings per share decreased 40.7% $0.16
Adjusted diluted net earnings per share(1) increased 10.6% to $1.15

"The strength of our diversified model was evident again in the third quarter as organic sales growth accelerated to 8%. These results put us on track to deliver on our full year sales and earnings guidance," said Kevin A. Lobo, Chairman and Chief Executive Officer. "We also launched our European headquarters, which will strengthen our business in the region and provide strong financial benefits, including a cash repatriation of approximately $2 billion planned in the second half of 2015."

Sales Analysis

Consolidated net sales of $2.4 billion increased 11.1% in the quarter compared to prior year. Net sales in the quarter grew by 10.2% due to increased unit volume and changes in product mix and 3.4% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 2.3% due to changes in price and 0.2% by the impact of foreign currency exchange rates. Excluding the impact of acquisitions, net sales increased 7.8% in constant currency.

Reconstructive net sales of $1.0 billion increased 8.5% in the quarter, as reported, and 8.6% in constant currency. Net sales grew by 8.2% due to increased unit volume and changes in product mix and 3.7% as a result of acquisitions. Net sales were unfavorably impacted by 3.2% due to changes in price and 0.1% due to the unfavorable impact of foreign currency exchange rates. Excluding the impact of acquisitions, net sales increased 4.9% in constant currency.

MedSurg net sales of $936 million increased 16.3% in the quarter, as reported, and 16.6% in constant currency. Net sales grew by 12.7% due to increased unit volume and changes in product mix and 4.7% as a result of acquisitions. Net sales were unfavorably impacted by 0.8% due to changes in price and 0.3% due to the unfavorable impact of foreign currency exchange rates. Excluding the impact of acquisitions, net sales increased 11.9% in constant currency.

Neurotechnology and Spine net sales of $437 million increased 6.5% in the quarter, as reported, and 6.9% in constant currency. Net sales grew by 9.9% due to increased unit volume and changes in product mix and 0.4% as a result of acquisitions. Net sales were unfavorably impacted by 3.4% due to changes in price and 0.4% due to the unfavorable impact of foreign currency exchange rates. Excluding the impact of acquisitions, net sales increased 6.5% in constant currency.

Earnings Analysis

Reported net earnings of $57 million decreased 44.7% in the quarter compared to prior year. Reported diluted net earnings per share of $0.16 decreased 40.7% compared to prior year.

Reported net earnings include charges for the Rejuvenate, ABG II and Neptune recalls, tax impacts related to the establishment of the European regional headquarters and a planned cash repatriation, acquisition and integration related charges, additional cost of sales for inventory sold that was "stepped up" to fair value related to acquisitions, restructuring and related charges, and certain charges related to regulatory and legal matters. The effect of each of these matters on reported net earnings appears in the reconciliation of GAAP to non-GAAP measures provided below. These charges reduced the reported gross profit margin in the quarter from 66.0% to 65.6% and the reported operating income margin from 23.9% to 18.8%.

Excluding the impact of the items described above, adjusted net earnings(2) of $439 million increased 10.3% and adjusted diluted net earnings per share(1) of $1.15 increased 10.6% in the quarter compared to prior year. As previously announced, beginning in 2014 we are also excluding amortization of intangible assets from our adjusted diluted net earnings per share(1). Using this new measure, adjusted diluted net earnings per share(1) for the third quarter of 2013 would have been $1.04.

2014 Outlook

We continue to project full year organic sales growth to be in the range of 5.0% to 6.0% and based on current foreign currency exchange rates we expect full year adjusted diluted net earnings per share(1) to be at the low end of the previously disclosed range of $4.75 to $4.80.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Thursday, October 16, 2014

As previously announced, the Company will host a conference call on Thursday, October 16, 2014 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended September 30, 2014 and provide an operational update.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 36096197 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 8:00 p.m., Eastern Time, on Thursday, October 16, 2014, until 11:59 p.m., Eastern Time, on Thursday, October 23, 2014. To hear this recording you may dial (888) 843-7419 (domestic) or (630) 652-3042 (international) and enter the passcode 3609 6197 #.
Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world’s leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker products and services are available in over 100 countries around the world. Please contact us for more information at www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Three Months			Nine Months
	2014	2013	% Change	2014	2013	% Change
Net sales	$2,389	$2,151	11.1	$7,057	$6,553	7.7
Cost of sales	822	682	20.5	2,399	2,125	12.9
GROSS PROFIT	1,567	1,469	6.7	4,658	4,428	5.2
% of sales	65.6%	68.3%		66.0%	67.6%
Research, development & engineering expenses	153	136	12.5	461	397	16.1
Selling general & administrative expenses	910	1,136	(19.9)	3,263	3,067	6.4
Intangibles amortization	50	34	47.1	142	102	39.2
Restructuring charges	4	13	(69.2)	14	36	(61.1)
	1,117	1,319	(15.3)	3,880	3,602	7.7
OPERATING INCOME	450	150	200.0	778	826	(5.8)
% of sales	18.8%	7.0%		11.0%	12.6%
Other income (expense)	(25)	(13)	92.3	(79)	(45)	75.6
EARNINGS BEFORE INCOME TAXES	425	137	210.2	699	781	(10.5)
Income Taxes	368	34	982.4	444	161	175.8
NET EARNINGS	$57	$103	(44.7)	$255	$620	(58.9)
Net earnings per share
Basic	$0.16	$0.27	(40.7)	$0.68	$1.64	(58.5)
Diluted	$0.16	$0.27	(40.7)	$0.67	$1.62	(58.6)
Average shares outstanding
Basic	378.4	378.3		378.5	378.7
Diluted	382.5	381.7		382.7	381.8
CONDENSED BALANCE SHEETS

	September	December
	2014	2013
ASSETS
Cash and cash equivalents	$1,356	$1,339
Marketable securities	3,321	2,641
Accounts receivable (net)	1,529	1,518
Inventories	1,666	1,422
Other current assets	1,454	1,415
TOTAL CURRENT ASSETS	9,326	8,335
Property, plant and equipment (net)	1,104	1,081
Goodwill and other intangibles (net)	6,365	5,833
Other assets	720	494
TOTAL ASSETS	$17,515	$15,743
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$4,211	$2,657
Other liabilities	1,449	1,300
Long-term debt, excluding current maturities	3,231	2,739
Shareholders' equity	8,624	9,047
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,515	$15,743
CONDENSED STATEMENTS OF CASH FLOWS

	Three Months		Nine Months
	2014	2013	2014	2013
OPERATING ACTIVITIES
Net earnings	$57	$103	$255	$620
Depreciation	47	42	140	123
Intangibles amortization	50	34	142	102
Restructuring charges	4	14	14	38
Changes in operating assets and liabilities and other, net	377	429	556	331
NET CASH PROVIDED BY OPERATING ACTIVITIES	535	622	1,107	1,214
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(368)	(24)	(825)	(686)
Purchases of of marketable securities, net	(8)	(301)	(793)	(1,101)
Purchases of property, plant and equipment	(48)	(43)	(172)	(139)
NET CASH USED IN INVESTING ACTIVITIES	(424)	(368)	(1,790)	(1,926)
FINANCING ACTIVITIES
Borrowings of debt, net	102	3	1,195	1,014
Dividends paid	(115)	(100)	(346)	(301)
Repurchase and retirement of common stock	(40)	(2)	(100)	(252)
Other	(14)	(6)	(42)	(8)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(67)	(105)	707	453
Effect of exchange rate changes on cash and cash equivalents	(7)	(10)	(7)	(26)
CHANGE IN CASH AND CASH EQUIVALENTS	$37	$139	$17	$(285)

STRYKER CORPORATION For the Three Month and Nine Month Periods Ended September 30 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Three Months				Nine Months
			% Change				% Change
	2014	2013	As Reported	Constant Currency	2014	2013	As Reported	Constant Currency
Geographic sales
U.S.	$1,628	$1,449	12.4	12.4	$4,740	$4,348	9.0	9.0
International	761	702	8.3	9.0	2,317	2,205	5.1	6.5
NET SALES	$2,389	$2,151	11.1	11.3	$7,057	$6,553	7.7	8.2
Worldwide sales
Reconstructive	$1,016	$936	8.5	8.6	$3,043	$2,858	6.5	6.9
MedSurg	936	805	16.3	16.6	2,727	2,474	10.2	10.7
Neurotechnology and Spine	437	410	6.5	6.9	1,287	1,221	5.4	5.9
NET SALES	$2,389	$2,151	11.1	11.3	$7,057	$6,553	7.7	8.2

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Three Months
			Percentage Change
					U.S.	International
	2014	2013	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Knees	$335	$315	6.4	6.4	6.8	5.4	5.3
Hips	316	304	4.1	4.1	8.1	(0.9)	(0.9)
Trauma and Extremities	309	277	11.5	11.9	15.3	7.1	7.9
RECONSTRUCTIVE	1,016	936	8.5	8.6	11.9	3.4	3.7
MedSurg
Instruments	348	292	19.4	19.5	22.9	10.0	10.4
Endoscopy	345	291	18.3	18.7	14.6	28.4	29.8
Medical	190	168	12.4	12.9	10.7	20.1	22.8
MEDSURG	936	805	16.3	16.6	15.4	19.3	20.4
Neurotechnology and Spine
Neurotechnology	251	227	10.2	10.7	11.9	7.4	8.7
Spine	186	183	1.9	2.2	0.6	4.8	6.0
NEUROTECHNOLOGY AND SPINE	437	410	6.5	6.9	6.5	6.4	7.6

	Nine Months
			Percentage Change
					U.S.	International
	2014	2013	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Knees	$1,033	$1,000	3.3	3.7	6.1	(2.3)	(1.0)
Hips	960	931	3.1	3.7	6.8	(1.3)	—
Trauma and Extremities	895	809	10.6	10.9	13.4	7.4	8.0
TOTAL RECONSTRUCTIVE	3,043	2,858	6.5	6.9	10.2	1.1	2.2
MedSurg
Instruments	1,031	919	12.2	12.5	14.0	7.5	8.5
Endoscopy	993	870	14.2	14.8	12.4	18.5	20.7
Medical	548	522	4.9	5.6	5.0	4.5	7.8
TOTAL MEDSURG	2,727	2,474	10.2	10.7	9.9	11.4	13.3
Neurotechnology and Spine
Neurotechnology	739	675	9.5	10.2	10.5	8.0	9.6
Spine	548	546	0.3	0.6	(1.8)	5.4	6.6
TOTAL NEUROTECHNOLOGY AND SPINE	1,287	1,221	5.4	5.9	4.5	7.0	8.5

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; cost of sales excluding specified items; adjusted selling, general and administrative expenses; adjusted intangible amortization; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share (EPS). We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions.
To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. These adjustments are irregular in timing, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. Adjustments may include, but are not limited to, the following:

1.
Acquisition and integration related costs. These adjustments include costs related to integrating recently acquired businesses and specific costs related to the consummation of the acquisition process.

2.	Amortization of intangible assets. These adjustments represent the periodic amortization expense related to purchased intangible assets.

3.	Restructuring and related charges. These adjustments include costs associated with focused workforce reductions and other restructuring activities.

4.
Rejuvenate and recall matters. These adjustments are our best estimate of the minimum of the range of probable loss to resolve certain product recalls, including the recall of Rejuvenate / ABG II modular-neck hip stems and certain matters pertaining to the recall of the Neptune Waste Management System.

5.	Regulatory and legal matters. These adjustments represent our best estimate of the minimum of the range of probable loss to resolve certain regulatory matters and other legal settlements.

6.	Tax matters. These adjustments represent certain discrete tax items and adjustments to interest expense related to the settlement of certain tax matters.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, cost of sales, selling, general and administrative expenses, intangible amortization, operating income, effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures provided below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:
STRYKER CORPORATION For the Periods Ended September 30, 2014 and 2013 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS

Three Months Ended September 30, 2014	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,567	$910	$50	$450	$57	86.6%	$0.16
Acquisition and integration related charges (a)
Inventory stepped up to fair value	10	—	—	10	6	0.5	0.02
Other acquisition and integration related	—	(14)	—	14	11	0.1	0.03
Amortization of intangible assets	—	—	(50)	50	34	1.4	0.09
Restructuring and related charges (b)	(1)	(16)	—	19	8	1.7	0.02
Rejuvenate and recall matters (c)	—	(29)	—	29	23	0.1	0.06
Tax matters (d)	—	—	—	—	300	(70.5)	0.77
ADJUSTED	$1,576	$851	$—	$572	$439	19.9%	$1.15

Three Months Ended September 30, 2013	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$1,469	$1,136	$34	$150	$103	24.8%	$0.27
Acquisition and integration related charges (a)
Inventory stepped up to fair value	8	—	—	8	6	0.2	0.02
Other acquisition and integration related	—	(6)	—	6	3	1.4	0.01
Amortization of intangible assets	—	—	(34)	34	25	0.4	0.06
Restructuring and related charges (b)	2	—	—	15	15	(1.4)	0.04
Rejuvenate and recall matters (c)	—	(313)	—	313	245	(0.9)	0.64
Regulatory and legal matters (e)	—	1	—	(1)	1	(2.1)	—
ADJUSTED	$1,479	$818	$—	$525	$398	22.4%	$1.04

Nine Months Ended September 30, 2014	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$4,658	$3,263	$142	$778	$255	63.5%	$0.67
Acquisition and integration related charges (a)
Inventory stepped up to fair value	24	—	—	24	15	0.5	0.04
Other acquisition and integration related	—	(46)	—	46	32	0.6	0.08
Amortization of intangible assets	—	—	(142)	142	99	1.6	0.26
Restructuring and related charges (b)	—	(40)	—	54	37	0.7	0.10
Rejuvenate and recall matters (c)	—	(649)	—	649	512	(0.8)	1.32
Tax matters (d)	—	—	—	—	308	(44.0)	0.82
ADJUSTED	$4,682	$2,528	$—	$1,693	$1,258	22.1%	$3.29

Nine Months Ended September 30, 2013	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
AS REPORTED	$4,428	$3,067	$102	$826	$620	20.6%	$1.62
Acquisition and integration related charges (a)
Inventory stepped up to fair value	16	—	—	16	12	—	0.03
Other acquisition and integration related	—	(38)	—	38	29	0.2	0.08
Amortization of intangible assets	—	—	(102)	102	74	0.3	0.20
Restructuring and related charges (b)	9	(3)	—	48	36	0.3	0.09
Rejuvenate and recall matters (c)	—	(523)	—	523	397	1.6	1.04
Regulatory and legal matters (e)	—	(58)	—	58	53	(1.0)	0.14
ADJUSTED	$4,453	$2,445	$—	$1,611	$1,221	22.0%	$3.20

(a)
In 2013 the Company completed the acquisition of Trauson Holdings Company Limited and MAKO Surgical Corp. In the first quarter of 2014 the Company completed acquisitions including Patient Safety Technologies, Inc. and Pivot Medical, Inc. In the second quarter of 2014 the Company completed the acquisition of Berchtold Holding, AG. In the third quarter of 2014, the Company completed the acquisition of Small Bone Innovations, Inc. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In both 2013 and 2014 the Company incurred and will continue to incur certain restructuring and related charges associated with focused workforce reductions and other restructuring activities.
(c)
Charges represent our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems and certain matters pertaining to the recall of Neptune Waste Management System.

(d)	Charges represent the tax impacts related to the establishment of the European regional headquarters, a planned cash repatriation and certain tax discrete items.
(e)	Charges represent our best estimate of the probable loss to resolve certain previously disclosed regulatory matters and other legal settlements.